Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes incorporated into this Current Report on Form 8-K. This discussion contains “forward-looking statements” reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors. Factors that could cause or contribute to such differences include, but are not limited to, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and incorporated by reference into this Current Report on Form 8-K, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We assume no obligation to update any of these forward-looking statements.

Overview

Headquartered in Austin, Texas, Atlas is a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices located throughout the United States, Atlas provides a broad range of mission-critical technical services, helping its clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

Atlas acts as a trusted advisor to its clients, helping them design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing existing structures as well as helping to build new structures. However, Atlas does not perform any construction and does not take construction risk.

Atlas provides a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects. For the year ended December 31, 2018, Atlas:

●	performed more than 50,000 projects, with average revenue per project of less than $10,000; and

●	delivered more than 95% of our revenue under “time & material” and “cost-plus” contracts.

Atlas has long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of Atlas’ revenues were derived from projects that have used its services at least twice in the three years ended December 31, 2018 and more than 95% of its revenues are generated from client relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Texas Department of Transportation, US Postal Service, Gwinnett County Georgia, New York City Housing Authority, San Francisco International Airport, Stanford University, Port of Oakland, United Rentals, Inc., The Coca-Cola Company and Apple Inc.

Atlas’ broad base of customers span a diverse set of end markets including transportation, commercial, water, government, education and industrial sectors. Atlas’ customers include government agencies, quasi-public entities, schools, hospitals, utilities, airports, as well as private sector clients across many industries.

Atlas’ services require a high degree of technical expertise, as its clients rely on it to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, Atlas’ services are delivered by a highly-skilled, technical employee base that includes scientists, engineers, inspectors and other field experts. As of September 30, 2019, Atlas’ technical staff represented 2,534 out of its 3,350 employees. Atlas’ services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when its services are performed. As such, Atlas has a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog. As of September 30, 2019, Atlas’ contracted backlog was estimated to be approximately $611 million. See “—Backlog” for additional information relating to Atlas’ backlog.

For the year ended December 31, 2018, Atlas recognized approximately $426 million of gross revenues (which does not include $24 million of revenues for the businesses acquired in 2018 prior to their dates of acquisition), $12 million of net income, and $52.6 million of Adjusted EBITDA (which does not take into account $7.5 million of pro forma cost synergies reflecting the impact of cost savings arising from the merger between Atlas and ATC in 2019 by eliminating duplicate costs including those relating to labor, rent, sourcing and information technology). For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to historical combined net income (loss), see “—Non-GAAP Financial Matters.”

How We Evaluate Our Operations

We use a variety of financial and other information in monitoring the financial condition and operating performance of our business. Some of this information is financial information that is prepared in accordance with GAAP, while other information may be financial in nature and may not be prepared in accordance with GAAP. Historical information is periodically compared to budgets, as well as against industry-wide information. We use this information for planning and monitoring our business, as well as in determining management and employee compensation.

We evaluate our overall business performance based primarily on a combination of three financial metrics: revenue, backlog and Adjusted EBITDA. These are key measures used by our management team and board of directors to understand and evaluate our’ operational performance, to establish budgets and to develop short and long-term operational goals.

Revenue

Revenues for services are derived from billings under contracts (which are typically of short duration) that provide for specific time, material and equipment charges, or lump sum payments and are reported net of any taxes collected from customers. We recognize revenue as it is earned at estimated collectible amounts.

Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract. We generally contract for services to customers based on either a fixed fee or hourly rates. In such contracts, our efforts, measured by time incurred, typically are provided in less than a year and represent the contractual milestones or output measure, which is the contractual earnings pattern. For contracts with fixed fees, we recognize revenues as amounts become billable in accordance with contract terms, provided the billable amounts are consistent with the services delivered and are earned. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms. Revenues include the markup, if any, earned on reimbursable expenses. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which is included in cost of revenues in the accompanying combined statement of income.

Backlog

We analyze our backlog, which we define as fully awarded and contracted work or revenue we expect to realize for work completed, to evaluate operations and future revenue potential. Our contracted backlog includes revenue we expect to record in the future from signed contracts. In order to calculate backlog, we determine the amount for contracted projects that are fully funded, and then determine the respective revenues expected to be realized upon completion of work. We use backlog to evaluate company revenue growth as it typically follows growth in backlog.

Adjusted EBITDA

We view Adjusted EBITDA, which is a non-GAAP financial measure, as an important indicator of performance. We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other adjustments. For more information on Adjusted EBITDA as well as a reconciliation to the most directly comparable GAAP measure, please see “—Non-GAAP Financial Measures.”

Components & Factors Affecting Atlas’ Results of Operations

Revenue

Atlas generates revenue primarily by providing infrastructure-based testing, inspection, certification, engineering, and compliance services to a wide range of public- and private-sector clients. Atlas’ revenue consists of both services provided by its employees and pass-through fees from subcontractors and other direct costs. Atlas generally utilizes a cost-to-cost approach in applying the percentage-of-completion method of revenue recognition. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred.

Cost of Revenue

Cost of revenue reflects the cost of personnel (including fringe benefits and overhead expense) associated with revenue.

Operating Expense

Operating expense include corporate expenses, including personnel, occupancy, and administrative expenses, including depreciation and amortization.

Interest Expense

Interest expense consists of contractual interest expense on outstanding debt obligations, amortization of deferred financing costs and other related financing expenses.

Other Income (Expense)

Other income or expense reflects the gains or losses, including the costs and related accumulated depreciation recapture, resulting from the disposal of an asset when such asset is sold or retired.

Income Tax Expense

Income tax expense and Atlas’ effective tax rates can be affected by many factors, including changes in its mix of pre-tax losses/earnings, the effect of non-controlling interest in income of consolidated subsidiaries, its acquisition strategy, tax incentives and credits available to its, changes in judgment regarding the realizability of its deferred tax assets, changes in existing tax laws and its assessment of uncertain tax positions. Atlas’ tax returns are routinely audited by the taxing authorities and settlements of issues raised in these audits can also sometimes affect its effective tax rate.

Net Income From Continuing Operations

Net income from continuing operations reflects operating income for Atlas after taking into account costs and expenses for a given period, while excluding any gain or loss from discontinued operations.

Loss From Discontinued Operations

Loss from discontinued operations includes non-recurring gains or losses realized in connection with the disposition of an asset or component of the business that results in discontinued operations in for the section.

Results of Operations

The following table represents the selected results of operations for Atlas for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2019	2018	2019	2018	2018	2017	2016
	($ in thousands)
Other Financial Data:
Revenue	$128,753	$109,719	$358,033	$314,136	$426,439	$278,141	$227,985
Cost of revenue	(70,623)	(63,098)	(196,247)	(182,566)	(249,504)	(163,787)	(145,199)
Operating expense	(47,068)	(35,594)	(139,173)	(107,703)	(157,459)	(110,676)	(83,901)
Operating income/(loss)	11,062	11,027	22,613	23,867	19,476	3,678	(1,115)
Interest expense	(2,493)	(1,254)	(8,027)	(4,609)	(6,787)	(2,230)	(1,089)
Other income/(expense)	64	(184)	(718)	(5,939)	96	117	—
Income before income taxes	8,633	9,589	13,868	13,319	12,785	1,565	(2,204)
Income tax expense	45	(153)	(114)	(223)	347	—	—
Net income from continuing operations	8,678	9,436	13,754	13,096	12,438	1,565	(2,204)
Loss from discontinued operation	—	—	(213)	(643)	(393)	(2,568)	(1,346)
Net income	$8,678	$9,436	$13,541	$12,453	$12,045	$(1,003)	$(3,550)

Comparison of the three months ended September 30, 2019 to the three months ended September 30, 2018

Revenue

Revenue for the three months ended September 30, 2019 increased $19.1, or 17%, to $128.8 as compared to $109.7 for the corresponding period in 2018.

The increase in revenue for the three months ended September 30, 2019 was primarily attributable to the contribution from various acquisitions completed during 2018 as well as organic growth from our existing platform. The increase in revenue for 2019 was $7.9 for acquisitions closed during 2018. The growth in revenues was also attributable to new scope of work for an existing client and the expansion into new markets in Texas.

Cost of Revenue

Cost of revenue for the three months ended September 30, 2019 increased $7.5, or 12%, to $70.6 as compared to $63.1 for the corresponding period in 2018. For the three months ended September 30, 2019, cost of revenue, as a percentage of revenue, decreased to 54.9% from 57.5% for the three months ended September 30, 2018.

The decrease in cost of revenue as a percentage of revenue for the three months ended September 30, 2019 was primarily due to a change in presentation of benefits expense relating to those employees servicing projects from cost of revenues to operating expenses for one of our acquired companies to conform with the existing platform. This represented 3.0% of our revenues for the three months ended September 30, 2019.

Operating Expense

Operating expense for the three months ended September 30, 2019 increased $11.5, or 32%, to $47.1 as compared to $35.6 for the corresponding period in 2018. For the three months ended September 30, 2019, operating expense, as a percentage of revenue, increased to 36.6% from 32.4% for the corresponding period in 2018.

The increase in operating expense for the three months ended September 30, 2019 was primarily attributable to the increase in revenues for the period as we incurred additional personnel related and vehicle costs associated with the direct labor hires required to support those additional revenues and the change in presentation of benefits associated with direct employees at one of our acquired companies to operating expense from cost of revenue. The presentation change represented 2.9% of our revenues for the three months ended September 30, 2019.

Interest Expense

Interest expense for the three months ended September 30, 2019 increased $1.2, or 99%, to $2.5 as compared to $1.3 for the corresponding period in 2018. The increase in interest expense is due to the increase in outstanding borrowings during the periods.

Other Income/(Expense)

Other income/(expense) for the three months ended September 30, 2019 increased $0.3, or 135%, to $0.1 as compared to ($0.2) for the corresponding period in 2018.

The increase in other income/(expense) for the three months ended September 30, 2019 was primarily due to gains of the sale of fixed assets versus $0.2 of legal and transaction related costs for the three months ended September 30, 2018.

Income Tax Benefit/(Expense)

Income tax expense for the three months ended September 30, 2019 was a benefit of $0.0 compared to income tax expense of ($0.2) for the corresponding period in 2018. The decrease in tax expense for the current period compared to the corresponding period in 2018 is due primarily to the operations in the Company’s C-Corp subsidiaries.

The Company is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries has been provided for in the accompanying combined financial statements, except for margin taxes in the State of Texas and a few C-Corp entities under Atlas. The margin taxes are treated as income taxes, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. The effective rate of the C-Corp for the three months ended September 30, 2019 was 30%.

Loss From Discontinued Operations

Other loss from discontinued operations for the three months ended September 30, 2019 and 2018 was $0.0 during each reporting period.

Comparison of the nine months ended September 30, 2019 to the nine months ended September 30, 2018

Revenue

Revenue for the nine months ended September 30, 2019 increased $43.9, or 14%, to $358.0 as compared to $314.1 for the corresponding period in 2018.

The increase in revenue for the nine months ended September 30, 2019 was primarily attributable to the contribution from various acquisitions completed during 2018 as well as organic growth from our existing platform. The increase in revenue for 2019 was $22.4 for acquisitions closed during 2018. The growth in revenues was also attributable to new scope of work for an existing client and the expansion into new markets in Texas.

Cost of Revenue

Cost of revenue for the nine months ended September 30, 2019 increased $13.6, or 7%, to $196.2 as compared to $182.6 for the corresponding period in 2018. For the nine months ended September 30, 2019, cost of revenue, as a percentage of revenue, decreased to 54.8% from 58.1% for the nine months ended September 30, 2018.

The decrease in cost of revenue as a percentage of revenue for the nine months ended September 30, 2019 was primarily due to a change in presentation of benefits expense relating to those employees servicing projects from cost of revenues to operating expenses for one of our acquired companies to conform with the existing platform. This represented 3% of our revenues for the nine months ended September 30, 2019.

Operating Expense

Operating expense for the nine months ended September 30, 2019 increased $31.5, or 29%, to $139.2 as compared to $107.7 for the corresponding period in 2018. For the nine months ended September 30, 2019, operating expense, as a percentage of revenue, increased to 38.9% from 34.3% for the corresponding period in 2018.

The increase in operating expense for the nine months ended September 30, 2019 was primarily attributable to the increase in revenues for the period as we incurred additional personnel related and vehicle costs associated with the direct labor hires required to support those additional revenues and the change in presentation of benefits associated with direct employees at one of our acquired companies to operating expense from cost of revenue. The presentation change represented 3% of our revenues for the nine months ended September 30, 2019.

Interest Expense

Interest expense for the nine months ended September 30, 2019 increased $3.4, or 74%, to $8.0 as compared to $4.6 for the corresponding period in 2018. The increase in interest expense is due to the increase in outstanding borrowings during the periods.

Other Expense

Other expense for the nine months ended September 30, 2019 decreased ($5.2), or (88%), to $0.7 as compared to $5.9 for the corresponding period in 2018.

The decrease in other expense for the nine months ended September 30, 2019 was primarily due to $4.0 of legal costs and a $1.0 write-off of a previously held investment during the nine months ended September 30, 2018.

Income Tax Expense

Income tax expense for the nine months ended September 30, 2019 was $0.1 compared to income tax expense of $0.2 for the corresponding period in 2018. The decrease in tax expense for the current period compared to the corresponding period in 2018 is due primarily to the operations in the Company’s C-Corp subsidiaries.

The Company is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries has been provided for in the accompanying combined financial statements, except for margin taxes in the State of Texas and a few C-Corp entities under Atlas. The margin taxes are treated as income taxes, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. The effective rate of the C-Corp for the nine months ended September 30, 2019 was 30%.

Loss From Discontinued Operations

Other loss from discontinued operations for the nine months ended September 30, 2019 decreased ($0.4), or (67%), to $0.2 as compared to $0.6 for the corresponding prior year period.

The decrease in loss from discontinued operations for the nine months ended September 30, 2018 was primarily due to the wind down of the Company’s Power and Industrial (P&I) operation. The Company entered into a purchase agreement with a third party in December 2017, and the Company continued to have costs related to the exiting of the P&I operation.

Comparison of the year ended December 31, 2018 to the year ended December 31, 2017

Revenue

Revenue for the year ended December 31, 2018 increased $148.3, or 53%, to $426.4 as compared to $278.1 for the corresponding prior year period.

The increase in revenue for the year ended December 31, 2018 was primarily attributable to the contribution from various acquisitions completed in late 2017 as well as organic growth from our existing platform. The increase in revenue in 2018 compared to 2017 was the result of having a full year of operations in the entities acquired in late 2017 as well as acquisitions in late 2018 which accounted for $139.6 and $6.2, respectively, of the increase from 2017. The growth in revenues was also attributable to organic increases in revenue of $2.5.

Also contributing to the increase in net revenues for 2018 was an increased utilization of our billable employees.

Cost of Revenue

Cost of revenue for the year ended December 31, 2018 increased $85.7, or 52%, to $249.5 as compared to $163.8 million for the corresponding prior year period. For the year ended December 31, 2018, cost of revenue, as a percentage of revenue, remained flat at 59% compared to the year ended December 31, 2017.

Operating Expense

Operating expense for the year ended December 31, 2018 increased $46.8, or 42%, to $157.5 as compared to $110.7 for the corresponding prior year period. As a percentage of revenue, operating expense decreased to 37% for the year ended December 31, 2018 from 40% for the year ended December 31, 2017. Operating expenses for the year ended December 31, 2017 were higher due to the acquisitions in late 2017 resulting in higher legal and integration costs.

Interest Expense

Interest expense for the year ended December 31, 2018 increased $4.6, or 204%, to $6.8 as compared to $2.2 for the corresponding prior year period. The increase in interest expense is due to the increase in average outstanding borrowings for 2018 compared to the average outstanding borrowings during 2017.

Other Income

Other income for the year ended December 31, 2018 remained flat at $0.1, as compared to the corresponding prior year period.

Income Tax Expense

Income tax expense for the year ended December 31, 2018 was $0.3 million compared to income tax expense of $0.0 million for the year ended December 31, 2017.

Atlas is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of Atlas being passed through to the partners and members. As such, no recognition of federal or state income taxes for Atlas or its subsidiaries have been provided for in the accompanying combined financial statements, except for margin taxes in the State of Texas and a few C-Corp entities under Atlas. The margin taxes are treated as income taxes, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. The effective rate of the C-Corp for the year ended December 31, 2018 was 30%.

Loss From Discontinued Operations

Other loss from discontinued operations for the year ended December 31, 2018 decreased $2.2, or 85%, to $0.4 as compared to $2.6 for the corresponding prior year period.

The decrease in loss from discontinued operations for the year ended December 31, 2018 was primarily due to the wind down of Atlas’ Power and Industrial (P&I) operation. Atlas entered into a purchase agreement with a third-party in December 2017, and the sale was completed during 2018 resulting in an immaterial gain.

Comparison of the year ended December 31, 2017 to the year ended December 31, 2016

Revenue

Revenue for the year ended December 31, 2017 increased $50.2, or 22%, to $278.1 as compared to $228.0 million for the corresponding prior year period.

The increase in revenue for the year ended December 31, 2017 was partly attributable to the acquisitions of companies during the fiscal year resulting in $25.5 additional revenue and partly attributable to overall growth in projects.

Cost of Revenue

Cost of revenue for the year ended December 31, 2017 increased $18.6, or 13%, to $163.8 as compared to $145.2 million for the corresponding prior year period. For the year ended December 31, 2017, cost of revenue, as a percentage of revenue, decreased to 59% from 64% in the year ended December 31, 2016.

The increase in cost of revenue for the year ended December 31, 2017 was primarily attributable to the above mentioned acquisitions during the year with the decrease in cost of revenue as a percentage of revenue the result of the mentioned acquired entities realizing better margins of 58% compared to the legacy Company.

Operating Expense

Operating expense for the year ended December 31, 2017 increased $26.8, or 32%, to $110.7 as compared to $83.9 for the corresponding prior year period. As a percentage of revenue, operating expense increased to 40%, as compared to 37% for the year ended December 31, 2016. Operating expenses for the year ended December 31, 2017 due to the acquisition costs incurred in late 2017 resulting in higher legal and integration costs when compared to the corresponding prior year period.

Interest Expense

Interest expense for the year ended December 31, 2017 increased $1.1, or 105%, to $2.2 as compared to $1.1 for the corresponding prior year period. The increase in interest expense for the year ended December 31, 2017 was primarily due to additional borrowings as a result of the acquisitions which took place during the year.

Other Income

Other income for the year ended December 31, 2017 increased $0.1, or 100%, to $0.1 as compared to $0.0 for the corresponding prior year period.

Income Tax Expense

Income tax expense for both the years ended December 31, 2017 and December 31, 2016 was $0.0 million. Atlas is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of Atlas being passed through to the partners and members.

Loss From Discontinued Operations

Other loss from discontinued operations for the year ended December 31, 2017 increased $1.2, or 91%, to $2.6 as compared to $1.3 for the corresponding prior year period.

The increase in loss from discontinued operations for the year ended December 31, 2017 was primarily due to the wind down of Atlas’ P&I operations. See “Note 11 — Discontinued Operations” from the audited historical consolidated financial statements of Atlas Intermediate incorporated by reference into this Current Report on Form 8-K for further information.

Liquidity and Capital Resources

Our primary sources of liquidity and capital resources are our cash and cash equivalents balances, cash flow from operations, borrowing capacity under the credit agreement, dated as of February 11, 2020, among Holdings, Buyer, Atlas, the lenders and issuing banks from time to time party thereto, Macquarie Funding, Macquarie Capital and Natixis (the “Credit Agreement”) and access to financial markets. Our principal uses of cash are operating expenses, working capital requirements, capital expenditures, repayment of debt and acquisition expenditures. We believe our sources of liquidity, including cash flow from operations, existing cash and cash equivalents and borrowing capacity under our Credit Agreement will be sufficient to meet projected cash requirements for at least the next twelve months. We will monitor our capital requirements thereafter to ensure our needs are in line with available capital resources.

Cash Flows—Atlas

The following table sets forth the cash flows for Atlas for the periods indicated.

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2019	2018	2018	2017	2016
Net cash provided by operating activities	(18,692)	(27,900)	36,916	7,874	(392)
Net cash used in investing activities	(5,838)	(8,510)	(14,149)	(168,571)	(46,677)
Net cash provided by (used in) financing activities	(1,988)	(12,122)	(26,875)	170,945	43,332
Net increase in cash and equivalents	(10,846)	(7,268)	(4,108)	10,248	(3,737)

Comparison of the nine months ended September 30, 2019 to the nine months ended September 30, 2018

Cash and Cash Equivalents.

At September 30, 2019 and 2018 Atlas had $17.4 and $17.9 of cash and cash equivalents, respectively.

Operating Activities

Cash flow from operating activities is primarily generated from operating income from our professional and technical testing, inspection engineering and consulting services.

Net cash provided by operating activities was $18.7 for the nine months ended September 30, 2019, compared to $27.9 for the nine months ended September 30, 2018. The decrease of ($9.2) was primarily due to the timing of working capital payments and receipts.

Investing Activities

Net cash used in investing activities was $5.8 for the nine months ended September 30, 2019, compared to $8.5 for the nine months ended September 30, 2018. The $2.7 decrease in cash used was primarily due to an acquisition in the previous period offset by higher capital expenditure to support our growth.

Financing Activities

Net cash used financing activities was $2.0 for the nine months ended September 30, 2019, compared to cash used by financing activities of $12.1 for the nine months ended September 30, 2018. The $10.1 decrease to net cash used in financing activities was primarily due to additional funds received through the debt financing offset by distributions to stockholders.

Comparison of the year ended December 31, 2018 to the year ended December 31, 2017

Cash and Cash Equivalents

At December 31, 2018 and 2017 Atlas had $6.5 million and $10.6 million of cash and cash equivalents, respectively.

Operating Activities

Net cash provided by operating activities was $36.9 million for the year ended December 31, 2018 compared to $7.9 million for the year ended December 31, 2017. The $29.0 million increase was primarily due to an increase in net income of $13.0 million and an increase in depreciation and amortization of $13.0 million which was a result of additional intangibles recorded as part of Atlas’ acquisitions in the period.

Investing Activities

Net cash used in investing activities was $14.1 million for the year ended December 31, 2018, compared to $168.6 for the year ended December 31, 2017. The $154.5 decrease was primarily due to fewer acquisitions in 2018 compared to 2017.

Financing Activities

Net cash used in financing activities was $26.9 million for the year ended December 31, 2018, compared to cash provided by financing activities of $170.9 for the year ended December 31, 2017. The $197.8 change was primarily due to the additional debt proceeds received during 2017 related to funding for acquisitions in 2017.

Comparison of the year ended December 31, 2017 to the year ended December 31, 2016

Cash and Cash Equivalents.

At December 31, 2017 and 2016 Atlas had $10.6 million and $0.4 million of cash and cash equivalents, respectively.

Operating Activities

Net cash provided by operating activities was $7.9 million for the year ended December 31, 2017 compared to net cash used in operating activities of $0.4 million for the year ended December 31, 2016. The $8.3 million change was primarily due to an increase in cash receipts from accounts receivables and accrued billings resulting from acquisitions made in 2017.

Investing Activities

Net cash used in investing activities was $168.6 million for the year ended December 31, 2017, compared to $46.7 for the year ended December 31, 2016. The $121.9 increase was primarily due to acquisitions in 2017.

Financing Activities

Net cash provided by financing activities was $170.9 million for the year ended December 31, 2017, compared to $43.3 for the year ended December 31, 2016. The $127.6 increase was primarily due to the additional debt proceeds received during 2017 related to funding for acquisitions in 2017.

Working Capital

Working capital, or current assets less current liabilities, increased $15.4, or 17.7%, to $102.3 at September 30, 2019 from $86.9 at December 31, 2018. This increase in working capital resulted from our increased revenues and continued emphasis on billing and collections metrics.

Obligations

In October 2017, concurrent with the closing of the acquisition of Moreland Altobelli Associates, Atlas obtained a bridge loan from Regions Bank in the amount of $42 million. In November 2017, concurrent with the closing of the acquisition of the Engineering Testing Services family of companies (“ETS”), Atlas entered into a credit agreement with a group led by Regions Bank providing a term loan of $95 million and a revolving credit facility of $30 million secured by the assets owned by Atlas (the “Atlas Loan Agreement”). Proceeds from the Atlas Loan Agreement were used to fund the acquisition of ETS, repayment of the bridge loan, and for a redemption of $15.2 million of initial equity contributions made by the initial members once overall leverage amounts were determined. The Atlas Loan Agreement provided for a scheduled maturity date in November 2022 and quarterly principal payments beginning in December 2017, with interest compounded based on the variable rate in effect.

ATC had a business loan agreement (the “ATC Loan Agreement”) which provided for a scheduled maturity date of January 29, 2020. The ATC Loan Agreement included a revolving credit facility of $45 million. Security for the loan was provided by a first-priority interest in substantially all of ATC’s assets and a promissory note. Borrowings under the ATC Loan Agreement bore interest at the one-month London Interbank Offered Rate (“LIBOR”) plus a margin based on the total leverage ratio as defined in the ATC Loan Agreement.

In March 2019, subsequent to the merger with ATC, the outstanding balances of the Atlas Loan Agreement and the ATC Loan Agreement were paid in full and the ATC Loan Agreement was terminated. The Atlas Loan Agreement was amended to provide for a term loan of $145 million and a revolving credit facility of $50 million, of which $31.8 million was funded at Closing (collectively, the “Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a stockholders distribution of $52.8 million made in April 2019. The Atlas Credit Facility requires quarterly principal payments of $2.719 million through March 31, 2023, and then $3.625 million until the final maturity in March 2024, and bears interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined. For the interest payment made in the nine months ended September 30, 2019, the applicable margin was 375 basis points and the total interest rate was 6.125%.

The following table summarizes Atlas’ contractual obligations and commercial commitments as of December 31, 2018.

		Less than	One to	Three to	More than
Contractual Obligations and Commitments	Total	One Year	Three Years	Five Years	Five Years
Revolving credit facility – term loan(1)	$185,146	$15,193	$37,471	$36,928	$95,554
Capital lease obligations	1,172	249	504	419	—
Operating lease obligations	24,855	8,012	10,455	5,788	600
Purchase obligations	6,073	888	3,529	1,656	—
Revolving credit facility – revolving loan(1)	42,309	1,543	3,448	2,732	34,586
Total contractual obligations and commitments	$259,555	$25,885	$55,407	$47,523	$130,740

(1)	The two portions of the Atlas Loan Agreement, the revolving credit facility and the term loan, both bear interest at a variable rate, calculated as LIBOR plus a spread based on the company’s leverage ratio. The spread is a range from 2.25% to 4.25%, and leverage ratio is calculated as the company’s total outstanding debt under this agreement divided by the company’s estimated future EBITDA. Estimated future interest is included in the anticipated future payments.

Subsequent Events

The description of the Credit Facility in “The Business Combination—Related Agreements—Credit Facility” is incorporated by reference herein.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet transactions.

Effect of Inflation

Based on the analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.

Non-GAAP Financial Measures

Atlas Adjusted EBITDA

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other adjustments.

We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of Atlas’ operating performance when compared to its peers, without regard to its financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. The following table presents reconciliations of Adjusted EBITDA to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,		Fiscal Year
	2019	2018	2019	2018	2018
Net Income	$8,678	$9,436	$13,541	$12,453	$12,045
Interest Expense	2,493	1,254	8,027	4,609	6,787
Provision for income taxes	(45)	153	114	223	347
Depreciation and amortization	$5,069	$5,181	$15,603	$14,294	$20,042
EBITDA	$16,195	$16,024	$37,285	$31,579	$39,221
Pro forma EBITDA for acquired business prior to acquisition date(1)	—	$330	—	$485	$570
Non-cash increase in fair value of earnout	—	—	—	—	2,750
Non-recurring expenses(2)	3,782	1,486	10,732	7,655	9,126
Discontinued business lines(3)	—	$160	$213	$742	$892
Adjusted EBITDA	$19,977	$17,990	$48,230	$40,461	$52,559

(1)	Includes the EBITDA of SCST (which was acquired by Atlas in November 2018) and Piedmont (which was acquired by Atlas in August 2018) for the period from January 1, 2018 until the dates of their respective acquisitions (or June 30, 2018 for the six months ended June 30, 2018). Had—a

(2)	Includes transaction-related professional fees, previous owner expenses, startup expenses for new offices, non-cash equity-based compensation expense, a facility lease early termination fee, corporate entity formation and enterprise resource planning costs, a non-recurring contract loss and shutdown of telecom division costs.

(3)	Reflects losses related to business lines sold off in 2018.

Critical Accounting Policies

Atlas

See Note 2, Summary of Significant Accounting Policies, in the notes to Atlas’ combined audited financial statements incorporated by reference into this Current Report on Form 8-K.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. Currently, our market risks relate to potential changes in the fair value of our long-term debt due to fluctuations in applicable market interest rates. Going forward, our market risk exposure generally will be limited to those risks that arise in the normal course of business, as we do not engage in speculative, non-operating transactions, nor does we utilize financial instruments or derivative instruments for trading purposes.

Interest Rate Risk

As of September 30, 2019, Atlas had $139.6 million of debt outstanding under the Atlas Loan Agreement term loan and $34.3 million of outstanding borrowings under the Atlas Loan Agreement revolving credit facility, with an interest rate of 6.313%. A 1.0% increase or decrease in the weighted average interest rate would increase or decrease interest expense by approximately $1.7 million per year assuming a consistent debt balance.

Credit Risk

While we are exposed to credit risk in the event of non-performance by counterparties, the majority of our customers are investment grade companies and we do not anticipate non-performance. We mitigate the associated credit risk by performing credit evaluations and monitoring the payment patterns of our customers.